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                                                                     Exhibit 4.1
                              CONSULTING AGREEMENT

This Agreement is made as of this June 18, 2003, by and between James J. Vogel and Vidia B. Mohip ("Vogel and Mohip") and Planetlink Communications, Inc. ("the Company") a corporation duly organized and existing under the laws of Georgia, with offices at 1415 Bookhout Drive, Cumming, Georgia 30041.

WHEREAS, the Company is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "PLKC"; and

WHEREAS, Vogel and Mohip are in the business of consulting with private and public companies regarding issues of business development, management reorganization, financial forecasts and projections, and merger and acquisition strategies; and WHEREAS, the Company wishes to retain Vogel and Mohip as non-exclusive corporate consultants; and

WHEREAS, the Company shall retain Vogel and Mohip to provide general corporate consulting services which may include, but not be limited to: assist with the development and successful execution of the Company's strategic business plans, corporate finance matters, merger and acquisition activity, and executive compensation and employee benefit plans, assistant in the preparation and organization of corporate and financial due diligence material, assistance in the review and evaluation of potential merger candidates, assistance in negotiating the terms of a merger or reorganization, assistance in evaluating and analyzing the Company's specific industry and its competitors, assistance regarding financial forecasts and projections. Services of Vogel and Mohip shall not directly or indirectly promote or maintain a market for the Company's securities and are not and will not be provided in connection with a capital raising transaction for the Company.

WHEREAS, the Company wishes to retain the services of Vogel and Mohip on the following terms and conditions:

         1. The Company hereby retains the services of Vogel and Mohip for a period of one year commencing on the date the agreement is signed and may be extended to a period of one year by the agreement of both parties. In exchange for the Consulting Services, Vogel and Mohip shall each receive 1,686,450 S-8 shares of the Company's common stock for a total 3,372,900 shares.

         2. Vogel and Mohip shall, employing their best efforts, assist the Company by providing the services set forth above.

         3. The Consultant shall be an independent contractor and shall have no right or authority to assume or create any obligations or responsibility, express or implied, on behalf of or in the name of the Company, unless specifically authorized in writing by the Company. No provision of this Agreement shall be construed to preclude Vogel and Mohip from pursuing other projects.


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         4. Vogel and Mohip (including any person or entity acting for or on behalf of Vogel and Mohip) shall not be liable for any mistakes of fact, errors of judgment, for losses sustained by the Company or any subsidiary or for any acts or omissions of any kind, unless caused by the negligence or intentional misconduct of Vogel and Mohip or any person or entity acting for or on behalf of Vogel and Mohip.

         5. This Consulting Agreement is not transferable or assignable.

         6. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (i) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Agreement (including, without limitation, each portion of any section of this Agreement containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held, invalid illegal or unenforceable.

         7. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties hereto. No waiver of any other provisions hereof (whether or no similar) shall be binding unless executed in writing by both parties hereto nor shall such waiver constitute a continuing waiver.

         8. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which shall constitute one and the same Agreement.

         9. The Parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Georgia. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Georgia. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Georgia, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

         10. This Agreement contains the entire agreement between the parties with respect to the consulting services to be provided to the Company by the Consultant and supersedes any and all prior understandings, agreement or correspondence between the parties.



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IN WITNESS WHEREOF, the Company and Vogel and Mohip have caused this Agreement to be signed by duly authorized representatives as of the day and year first above written.

PLANETLINK COMMUNICATIONS, INC.


BY: /s/ Dewey Bain
    --------------------------------
    DEWEY BAIN
    President

CONSULTANTS

By: /s/ James Vogel
    --------------------------------
    JAMES VOGEL


BY: /s/ Vidia B. Mohip
    --------------------------------
    VIDIA B. MOHIP